Exhibit 99.1

        VoIP, Inc. terminates cabinet manufacturing company acquisition.

FORT LAUDERDALE, Florida May 24, 2004--VoIP, Inc. (OTCBB "VOII")) today announced that is has terminated its previously announced intent to acquire a Florida-based medical cabinet manufacturing company. Management of VOII was not satisfied with the results of its due diligence review.